Exhibit 4.2

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF PLANS, INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL

REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLANS, ACCOUNTS OR ARRANGEMENTS, OR (II) THE PURCHASE AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Principal Amount: 162,000,000

CUSIP NO:

ISIN NO:

No. 001

CELLU TISSUE HOLDINGS, INC.

9¾% Senior Secured Exchange Note, Series A, due 2010

Cellu Tissue Holdings Inc., a Delaware corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of One Hundred Sixty-Two Million Dollars, as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on March 15, 2010.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Additional provisions of this Security are set forth on the other side of this Security.

CELLU TISSUE HOLDINGS, INC.

By:
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer and Senior Vice President of Finance

TRUSTEE'S CERTIFICATE OF

 AUTHENTICATION

THE BANK OF NEW YORK,

as Trustee, certifies

that this is one of

the Securities referred

to in the Indenture.

By:
	Authorized Officer	Date:

[FORM OF REVERSE SIDE OF NOTE]

CELLU TISSUE HOLDINGS, INC.

9¾% Senior Secured Note, Series A, due 2010

1.             Interest

Cellu Tissue Holdings Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semiannually on March 15 and September 15 of each year commencing September 15, 2004. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from March 12, 2004. The Company shall pay interest on overdue principal, and on overdue premium or Additional Amounts, if any (plus interest on such interest to the extent lawful), at any rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If an exchange offer (the “Exchange Offer”) registered under the Securities Act is not consummated or a shelf registration statement (the “Shelf Registration Statement”) under the Securities Act with respect to resale of the Securities is not declared effective by the SEC on or before the date that is 270 days after the Issue Date (the “Target Registration Date”) in accordance with the terms of the Registration Rights Agreement, dated as of March 12, 2004 (the “Registration Rights Agreement”), among the Company, the Subsidiary Guarantors and the initial purchasers named therein, the annual interest rate borne by the Securities shall be increased from the rate shown above by 1.00% per annum, in each case until the Exchange Offer is completed or the Shelf Registration Statement, if required hereby, is declared effective by the SEC or the Securities become freely tradable under the Securities Act. The Holder of this Note is entitled to the benefits of such Registration Rights Agreement. Additional Interest shall be paid to the same Persons, in the same manner and at the same times as regular interest.

2.             Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, Additional Amounts, if any, and/or interest (including Additional Interest). The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Securities at the close of business on the March 1 or September 1 next preceding the interest payment date even if Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depositary Trust Company or any successor depository.

The Company will make all payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.             Paying Agent and Registrar

Initially, The Bank of New York (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Securityholder. The Company or any of its domestically organized, wholly owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.             Indenture

The Company issued the Securities under an Indenture dated as of March 12, 2004 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are secured senior obligations of the Company. The aggregate principal amount of Securities that may be authenticated and delivered under the Indenture is unlimited, provided that the Net Cash Proceeds from any issuance of Additional Securities are invested in Additional Assets in accordance with the Indenture. This security is one of the 9¾% Senior Secured Notes, Series A, due 2010 referred to in the Indenture. The Securities include (i) $162,000,000 aggregate principal amount of the Company’s 9¾% Senior Secured Notes, Series A, due 2010 issued under the Indenture on March 12, 2004 (herein called “Initial Securities”), (ii) if and when issued, additional 9¾% Senior Secured Notes, Series A, due 2010 or 9¾% Senior Secured Notes, Series B, due 2010 of the Company that may be issued from time to time under the Indenture subsequent to March 12, 2004 (herein called “Additional Securities”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued, the Company’s 9¾% Senior Secured Notes, Series B, due 2010 that may be issued from time to time under the Indenture in exchange for Initial Securities or Additional Securities in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Securities”). The Initial Securities, Additional Securities and Exchange Securities are treated as a single class of securities under the Indenture and shall be secured by first and second priority Liens and security interests, subject to Permitted Liens, in the Collateral. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, sale-leaseback transactions, the sale of capital stock of restricted subsidiaries, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Securities by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Company under the Indenture, the Securities, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed (and future guarantors, together with the Subsidiary Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior, secured basis pursuant to the terms of the Indenture.

5.             Redemption

Except as set forth below, the Securities will not be redeemable at the option of the Company prior to March 15, 2007. On and after such date, the Securities will be redeemable, at the Company’s option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior to notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest (including Additional Interest) to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

If redeemed during the 12-month period commencing on March 15 of the years set forth below:

Period	Redemption Price
2007	107.313%
2008	103.656%
2009 and thereafter	100.000%

In addition, at any time and from time to time prior to March 15, 2007, the Company may redeem in the aggregate up to 35% of the original principal amount of the Securities with the Net Cash Proceeds of one or more Public Equity Offerings by the Company or with the Net Cash Proceeds of one or more Public Equity Offerings by Holdings that are contributed to the Company as common equity capital at a redemption price (expressed as a percentage of principal amount) of 109.750% of the principal amount thereof, plus accrued and unpaid interest (including Additional Interest), if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, that:

(1)           there is a Public Market at the time of such redemption;

(2)           at least 65% of the original principal amount of the Securities must remain outstanding after each such redemption; and

(3)           each such redemption occurs within 60 days of the date of closing of such Public Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest (including Additional Interest), if any, will be paid on the optional redemption date to the Person in whose name the Security is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed or, if the Securities are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Security of $1,000 in original principal amount or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the redemption date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Prior to the mailing of any notice of redemption of the Securities, the Company shall deliver to the Trustee an Officers' Certificate stating that the Company is entitled to effect such redemption, accompanied by an opinion of counsel satisfactory to the Trustee, acting reasonably, that the conditions precedent to the right of redemption have occurred. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect. The Company will be bound to redeem the Securities on the date fixed for redemption.

The Company is not required to make any mandatory redemption payments or sinking fund payments with respect to the Securities.

6.             Optional Tax Redemption

If any taxes, assessments or other governmental charges are imposed by any jurisdiction where the Company, a Subsidiary Guarantor or a successor of either (a "Payor") is organized or otherwise considered by a taxing authority to be a resident for tax purpose, any  jurisdiction from or through which the Payor makes a payment on the Securities, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the "Relevant Tax Jurisdiction") in respect of any payments under the Securities, the Payor will pay to each Holder of a Security, to the extent it may lawfully do so, such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to such Holder will be not less than the amount specified in such Security to which such Holder is entitled; provided, however, the Payor will not be required to make any payment of Additional Amounts for or on account of:

(1)                                  any tax, assessment or other governmental charge which would not have been imposed but for (A) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction other than solely by the holding of Securities or by the receipt of principal or interest in respect of the Securities (including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein) or (B) the presentation of a Security (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for and notice of the availability of the funds has been given, whichever occurs later (in either case (x) or (y), except to the extent that the Holder would have been entitled to Additional Amounts had the Security been presented during such 30-day period;

(2)                                  any estate, inheritance, gift sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)                                  any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Security to comply with a reasonable and timely request of the Payor addressed to the Holder to provide information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge: or

(4)                                  any combination of the above;

nor will Additional Amounts be paid with respect to any payment of the principal of, or any premium or interest (including Additional Interest) on, any Security to any Holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of such Security.

The Payor will provide the Trustee with the official acknowledgement of the Relevant Tax Authority (or, if such acknowledgement is not available, a certified copy thereof) evidencing the payment of the withholding taxes by the Payor. Copies of such documentation will be made available to the Holders of the Securities or the Paying Agent, as applicable, upon request therefore.

The Company and the Subsidiary Guarantors will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Securities or any other document or instrument referred to therein (other than a transfer of the Securities), or the receipt of any payments with respect to the Securities, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside the United States of America or Canada or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Securities or any other such document or instrument following the occurrence of any Event of Default with respect to the Securities.

All references in the Indenture to principal of, premium, if any, and interest on the Securities will include any Additional Interest and any Additional Amounts payable by the Payor in respect of such principal, such premium, if any, and such interest.

The Payor, will be entitled to redeem all, but not less than all, of the Securities if as a result of any change in or amendment to the laws, regulations or rulings of any Relevant Tax Jurisdiction or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such Relevant Tax Jurisdiction is a party (a "Change in Tax Law") the Payor is or would be required on the next succeeding interest payment date to pay Additional Amounts with respect to the Securities as described under Section 5.9(a) of the Indenture and the Payor delivers to the Trustee an Officers' Certificate stating that the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Payor and that the Payor is entitled to redeem the Securities pursuant to their terms. The Change in Tax Law must become effective on or after the Issue Date. Further, the Payor must deliver to the Trustee at least 30 days before the redemption date an opinion of counsel of recognized standing to the effect that the Payor has or will become obligated to pay Additional Amounts as a result of such Change in Tax Law. The Payor must also provide the Holders with notice of the intended redemption at least 30 days and no more than 60 days before the redemption date and shall comply with all provisions of Article V of the Indenture. The redemption price will equal the principal amount of the Securities plus accrued and unpaid interest thereon (including Additional Interest), if any to the redemption date, premium, if any, and Additional Amounts, if any, then due and which otherwise would be payable.

7.             Repurchase Provisions

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Securities as described under paragraph 5 of the Securities, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Securities at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

8.      Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the indenture. The Registrar need not register the transfer of or exchange of any Security (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Securities and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Security being redeemed in part.

9.      Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

10.    Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

11.    Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Securities, the Indenture, the Collateral Documents and the Intercreditor Agreement if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities to redemption or maturity, as the case may be.

12.    Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Securities, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented by the Company, Subsidiary Guarantors and Trustee with the written consent of the Holders of at least a majority in principal amount of the then outstanding Securities and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Securityholder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company, Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Securities, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreement to cure any ambiguity, omission, defect or inconsistency, to comply with Article IV or Article X of the Indenture, to provide for uncertificated Securities in addition to, or in place of, certificated Securities, to add Guarantees with respect to the Securities, to release Subsidiary Guarantors upon their designation as Unrestricted Subsidiaries or otherwise in accordance with the Indenture, to secure the Securities, to release Liens in favor of the Collateral Agent in the Collateral as provided under the collateral release provisions, to add additional covenants of the Company, to surrender rights and powers conferred on the Company, to comply with any requirement of the SEC in connection with qualifying the Indenture under the Act, to make any change that does not adversely affect the rights of any Securityholder or, in the case of the Intercreditor Agreement, that does not adversely affect the rights of any Securityholder in any material respect, or to provide for the issuance of Exchange Securities.

13.    Defaults and Remedies

Under the Indenture, Events of Default include (each of which is described in greater detail in the Indenture) (i) default for 30 days in payment of interest, Additional Interest or Additional Amounts when due on the Securities; (ii) default in payment of principal or premium, if any, on the Securities at Stated Maturity, upon required repurchase or upon optional redemption pursuant to paragraph 5 of the Securities, upon declaration or otherwise; (iii) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV or Section 10.2 of the Indenture; (iv) failure by the Company to comply for 30 days after written notice with any of its obligations under the covenants described under Sections 3.2 through 3.12 inclusive, Section 3.16 or Section 3.19 of the Indenture (in each case, other than a failure to purchase Securities when required under the Indenture, which failure shall constitute an Event of Default under clause (ii) above) or failure by the Company or any Subsidiary Guarantor to comply for 30 days after written notice with any of its obligations under the Collateral Documents; (v) the failure by the Company to comply for 60 days after written notice with its other agreements contained in the Indenture or under the Securities (other than those referred to in clause (i), (ii), (iii) or (iv) above); (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at maturity prior to the expiration of the grace period provided in such Indebtedness (“payment default”) or (b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”); (viii) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of

$5.0 million (net of any amounts that reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged, waived or stayed for a period of 60 days (the “judgment default provision”); (ix) any Subsidiary Guarantee or Collateral Document ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any of the Holdings, the Company or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture, any Subsidiary Guarantee, any Collateral Document to which it is a party or the Intercreditor Agreement; or (x) with respect to any Collateral having a fair market value in excess of $5.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture, (B) any security interest created thereunder or under the Indenture is declared invalid or unenforceable or (C) Holdings, the Company or any Subsidiary Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default and the Company does not cure such Default within the time specified in clause (iv) or (v) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default described in (vii) hereof) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare all the Securities to be due an payable immediately. In an Event of Default described in clause (vii) hereof occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

14.    Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with an collect obligations owed to it by the Company or their Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.    No Recourse Against Others

An incorporator, director, officer, employee or stockholder of each of the Company or any Subsidiary Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Securities, the Indenture, the Collateral Documents, the Intercreditor Agreement, any Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.    Authentication

This Security shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

17.    Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

18.    CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers, if applicable, to be printed on the Securities and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19.    Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture, which has in it the text of this Security in larger type. Requests may be made to:

Cellu Tissue Holders, Inc.
3440 Francis Road, Suite C
Alpharetta, Georgia 3004
Fax: (678) 393-2657
Attention: Dianne M. Scheu

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint            agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other page of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to S.E.C. Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Security purchased by the Company pursuant to Section 3.5 or 3.10 of the Indenture, check either box:

☐	☐
3.5	3.10

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.5 or Section 3.10 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $                          and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Securities to be issued to the Holder for the portion of the within Security not being repurchased (in the absence of any such specification, one such Security will be issued for the portion not being repurchased)                                    .

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

FORM OF SUBSIDIARY GUARANTEE

Pursuant to the Indenture (the “Indenture”) dated as of March 12, 2004 among Cellu Tissue Holdings, Inc., the Subsidiary Guarantors party thereto (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”) and The Bank of New York, as trustee (the “Trustee”), each Subsidiary Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Securities, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, Additional Amounts, if any, and interest (including Additional Interest) on the Securities and all other obligations and liabilities of the Company under the Indenture (including without limitation interest (including Additional Interest) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary Guarantor whether for a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7 of the Indenture), the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement (all the foregoing being herein after collectively called the “Obligations”). Each Subsidiary Guarantor agrees that the Obligations will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is subordinate to the Obligations. Each subsidiary Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Subsidiary Guarantee notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Securities or the Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

Except as set forth in Section 10.2 of the Indenture, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or any other agreement; (d) the release of any seucrity held by any Holder or the Collateral Agent for the Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor agrees that its Subsidiary Guarantee herein shall remain in full force and effect until payment in full of all the Obligations or such Subsidiary Guarantor is realeased from its Subsidiary Guarantee upon the merger or the sale of all the Capital Stock or assets of the Subsidiary Guarantor or otherwise in compliance with Section 10.2 or Article VIII of the Indenture. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reoganization of the Company or otherwise.

In futherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to to be paid, in cash, to the Trustee or the Trustee in behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest (including Additional Interest) on such Obligations then due and owing (but only to the extent not prohibited by law).

Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Subsidiary Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Subsidiary Guarantee.

CELLU TISSUE CORPORATION—NATURAL DAM
CELLU TISSUE CORPORATION—NEENAH CELLU TISSUE LLC
INTERLAKE ACQUISITION CORPORATION LIMITED
MENOMINEE ACQUISITION CORPORATION
VAN PAPER COMPANY
VAN TIMBER COMPANY,
as Subsidiary Guarantors

By:
Name:
Title:

COASTAL PAPER COMPANY, as a Subsidiary Guarantor

By:	Van Paper Company, its managing partner

By:
Name:
Title: